EXHIBIT 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Wheaton Precious Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

In US Dollars

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Shares	(1)(3)	—	F-10	333-255208	April 22, 2021
Equity	Preferred Shares	(1)(3)	—	F-10	333-255208	April 22, 2021
Debt	Debt Securities	(1)(3)	—	F-10	333-255208	April 22, 2021
Other	Subscription Receipts	(1)(3)	—	F-10	333-255208	April 22, 2021
Other	Units	(1)(3)	—	F-10	333-255208	April 22, 2021
Other	Warrants	(1)(3)	—	F-10	333-255208	April 22, 2021
Unallocated (Universal) Shelf	—	(1)(3)	$2,000,000,000 (1)(2)(3)	F-10	333-255208	April 22, 2021

(1)	There are being registered hereunder an indeterminate number of Common Shares, Preferred Shares, Debt Securities, Subscription Receipts, Units and Warrants or any combination thereof in one or more series (collectively, the “Securities”) of Wheaton Precious Metals Corp. (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The prospectus contained herein relates to an aggregate of US$2,000,000,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$2,000,000,000 of unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-10, as amended (File No. 333-255208), which became effective upon filing on April 22, 2021 (the “Prior Registration Statement”). No separate registration fee is payable with respect to such securities, as such securities were previously registered on the Prior Registration Statement.